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Exhibit 5.1

[Opinion of Talwar Thakore & Associates]

July 30, 2014

Infosys Limited
Electronics City, Hosur Road
Bangalore, Karnataka, India 560 100

RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about July 31, 2014, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,833,600 shares of your Equity Shares (the "Shares"), reserved for issuance pursuant to the Infosys Limited 2011 RSU Plan (the "2011 Plan"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the 2011 Plan.

It is our opinion that the Shares, when issued and sold in the manner referred to in the 2011 Plan and pursuant to the agreements which accompany the 2011 Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

TALWAR THAKORE & ASSOCIATES
Professional Corporation

Kunal Thakore
Partner